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                                                                      Exhibit 58

A QUESTION FOR CALENERGY:
-------------------------

                                   YOU WANT ME
                                   TO DO WHAT?



         CalEnergy wants the NYSEG shareholders to tender their shares for $24.50. NYSEG shareholders don't need that kind of deal.


    CalEnergy says NYSEG shareholders should support this tender offer to "send a message," seemingly implying that to do so is a no-risk proposition.
                               Don't believe it!

  A 9.9% position is a "Trojan horse" CalEnergy could use to pursue its own agenda.

 NYSEG shareholders don't need CalEnergy to get value from their investment.
  As NatWest Securities analyst, Edward Tirello, said, NYSEG's agreement in principle with the staff of the Public Service Commission (PSC) and other NYSEG plans add up to a lot more value in NYSEG than there seems to be on the surface."

  .... With the agreement [With the PSC Staff], now [NYSEG management] can run it like a real company and the shareholder will benefit. "THEY DON'T
      NEED CALENERGY" (emphasis added), the independent analyst stated.

                        We think Ed Tirello is right:
                            YOU DON'T NEED CALENERGY


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                                             SHAPING ENERGY ENVIRONMENTS